Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-188389 and File No. 333-173017) and the Registration Statements on Form S-8 (File No. 333-171838, File No. 333-181653 and File No. 333-188390) of Parametric Sound Corporation of our report dated November 4, 2013, relating to our audit of the consolidated financial statements of VTB Holdings, Inc. as of and for the year ended December 31, 2012, included in the Parametric Sound Corporation Proxy Statement on Schedule 14A filed on December 3, 2013, and incorporated by reference in this Current Report on Form 8-K of Parametric Sound Corporation.

/s/ FREED MAXICK CPAs, P.C.

Buffalo, New York

January 14, 2014